Exhibit (d)(6)(c)

PACIFIC FUNDS
FEE SCHEDULE
LAZARD ASSET MANAGEMENT LLC
(Effective December 31, 2004)

Funds: PF Lazard Mid-Cap Value and PF Lazard International Value

     The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF Lazard Mid-Cap Value Fund and PF Lazard International Value Fund according to the following calculation:

(a)	0.35% of the first $1 billion on the Combined Assets as defined below, 0.30% on the next $1 billion of the Combined Assets, plus 0.25% on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the PF Lazard Mid-Cap Value Fund’s and PF Lazard International Value Fund’s average daily net assets over the Combined Assets.

     For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the PF Lazard Mid-Cap Value Fund and PF Lazard International Value Fund of Pacific Funds and the average daily net assets of the Mid-Cap Value Portfolio and International Value Portfolio of Pacific Select Fund.

     Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of December 31, 2004.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ THOMAS C. SUTTON	By:	/s/ AUDREY L. MILFS

Name: Thomas C. Sutton		Name: Audrey L. Milfs
Title:	Chairman & Chief Executive Officer	Title:	Vice President and Secretary

LAZARD ASSET MANAGEMENT LLC

Attest: /s/ JOHN T. MCSHARRY	By:	/s/ CHARLES BURGDORF

Name: John T. McSharry	Name: Charles Burgdorf
Title: Product Manager	Title: Managing Director

PACIFIC FUNDS

By:	/s/ THOMAS C. SUTTON	By:	/s/ AUDREY L. MILFS

Name: Thomas C. Sutton		Name: Audrey L. Milfs
Title:	Chairman & Chief Executive Officer	Title:	Vice President and Secretary